Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion in this Offering Statement of Fig Publishing, Inc. (the “Company”) on Form 1-A/A (File No.  024-12017) of our report dated January 25, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of and for the years ended September 30, 2021 and 2020, which report appears in this Offering Statement.

/s/ Lear & Pannepacker, LLP

Lear & Pannepacker, LLP
Princeton, New Jersey
October 19, 2022